EXHIBIT 99.1

Press Release

Contact:  Scott Meyerhoff

Chief Financial Officer

(770) 248-9600

INTERCEPT ANNOUNCES 2002 FOURTH QUARTER AND YEAR-END EARNINGS

PER SHARE REVISIONS AND RESOLUTION OF MASTERCARD AND CREDIT

FACILITY ISSUES

Analyst Conference to be held April 17, 2003

ATLANTA, GA (March 31, 2003) – InterCept, Inc. (Nasdaq: ICPT), a leading provider of banking technology products and services for financial institutions and merchants, today announced that, due to the resolution of issues related to its MasterCard transactions, it has revised previously announced financial results for the three months and year ended December 31, 2002. In addition, the company announced that it has amended its credit facility with Wachovia Bank. The company will hold an analyst conference on April 17, 2003 to discuss these issues and to provide additional insight into its operations and earnings.

Revised Financial Results

On March 5, 2003, InterCept reported (on a GAAP basis) a net loss of $12.0 million, or $0.61 per share, for the three months ended December 31, 2002, and a net loss of $1.1 million, or $0.06 per share, for the full year ended December 31, 2002. As a result of a payment of $5.85 million to resolve MasterCard issues as discussed below, InterCept has revised its previously announced financial results. For the three months and year ended December 31, 2002, InterCept incurred (on a GAAP basis) a net loss of $13.2 million or $0.67 per share, and $2.3 million or $0.12 per share, respectively.

The above numbers are presented according to GAAP and include several unusual items, including (i) a net loss of $5.4 million generated from InterCept’s 28% ownership of the common stock of Netzee, Inc. and one-time charges from the sale of Netzee and the resulting loss on a loan to Netzee, (ii) a $20.0 million impairment charge related to certain intangible assets from the acquisitions of Internet Billing Company and Electronic Payment Exchange, and (iii) the payment to MasterCard discussed below. Excluding unusual items, net income for the three months ended December 31, 2002 was $2.8 million, or $0.14 per share, and net income for the year ended December 31, 2002 was $18.3 million, or $0.93 per share. See the attached schedule for a reconciliation of the GAAP and non-GAAP financial results.

Resolution of MasterCard Issues

InterCept processes MasterCard transactions through First Financial Bank and its affiliate, First Data Management Services Corporation (together referred to as “First Data”). On March 14, 2003, First Data was notified by MasterCard of an estimated assessment with respect to noncompliance with MasterCard’s chargeback rules by Internet Billing Company (iBill), InterCept’s wholly-owned subsidiary. First Data notified InterCept that MasterCard had reviewed the historical charge-back percentages for the iBill operations for the period from January 1, 2001 through February 28, 2003, and had determined that those percentages exceeded MasterCard’s limits. On March 31, 2003, InterCept agreed to pay a total of $5.85 million to First Data and MasterCard for the final assessment. Of that amount, $3.5 million was recorded as an adjustment of the iBill purchase price, $1.9 million was recorded as an expense for the quarter ended December 31, 2002, and $450,000 will be recorded as an expense during the first quarter of 2003.

In addressing the revised results, John W. Collins, InterCept’s Chairman and CEO stated, “Because a portion of the assessment from MasterCard applied to 2002, we were required to recognize an expense during the fourth quarter. We were unaware of this expense on March 5, 2003 when we announced our fourth quarter results. Since the audit of our 2002 financials was still ongoing at the time of the assessment, our final financial results as filed today with our 10-K have been revised to reflect the additional expense.”

As of December 31, 2002, First Data was holding a reserve of approximately $12.0 million to cover InterCept’s potential liability for card processing activities, including potential charge-back assessments. The MasterCard assessment will be deducted from that reserve. First Data will continue to hold $5.0 million in reserve, and the balance will be returned to InterCept.

Explaining the MasterCard assessment, Collins said, “As previously disclosed in February, we settled all remaining escrow issues with the former owners of iBill. As part of that settlement we received $8.0 million from the escrow and agreed to assume responsibility for all credit card association assessments that related to activities prior to our purchase of iBill. Combined with the return of the balance of the First Data reserve, these monies enhance our net cash position. John Perry, CEO of InterCept Merchant Services, has done an excellent job reorganizing our merchant processing operations, and we believe that his plan will bring the iBill operations in compliance with the credit card association rules.”

Amendment to Credit Facility

On March 31, 2003, InterCept entered into an amendment to its credit facility with Wachovia

Bank. That amendment resolves a dispute between InterCept and Wachovia regarding InterCept’s compliance with the maximum Funded Debt to EBITDA covenant contained in the Wachovia credit agreement. Wachovia had disagreed with InterCept’s position that losses from its ownership and loan to Netzee, Inc. should not be included in the calculation of EBITDA under the agreement.

Under the terms of the amendment, Wachovia agreed to waive InterCept’s compliance with the Funded Debt to EBITDA covenant for the fourth quarter ended December 31, 2002. In addition, the credit agreement was amended as follows:

•	the interest rate was fixed at LIBOR plus 2%;

•	the maturity date was changed to January 1, 2004 from June 1, 2004;

•	InterCept paid a $125,000 fee in connection with the amendment and agreed to pay additional fees of $250,000 each on July 1, 2003 and October 1, 2003 if the credit facility is still in effect on those dates;

•	InterCept is required to maintain borrowing availability under the line of credit in an amount not less than $10 million through September 30, 2003 [not 2002 as stated in the original release] (thus the outstanding balance cannot exceed $40 million), and thereafter in an amount not less than $20 million (meaning an outstanding balance no greater than $30 million);

•	the Funded Debt to EBITDA covenant was eliminated and replaced with required minimum EBITDA amounts for each of the second and third quarter of 2003.

Addressing the amendment, Mr. Collins said, “This amendment is the result of several weeks of negotiation with Wachovia, and it resolves our differences with the bank. We believe this amendment resolves some of the uncertainty that has been surrounding our company and stock.”

Potential Litigation

InterCept strongly denies all allegations of wrongdoing outlined in a potential class-action lawsuit reported to have been filed on March 3, 2003 against the company, certain of its officers and a former officer. The suit alleges that InterCept and the individual defendants made material misrepresentations and/or omitted to make material disclosures throughout the period from September 16, 2002 to January 9, 2003. InterCept believes this lawsuit is baseless and completely without merit. InterCept and its officers believe they have acted, and continue to act, in compliance with federal securities laws, and they intend to vigorously defend the action.

Analyst Conference and Customer Forum

To provide further insight into its operations and earnings, InterCept will host an analyst conference at the company’s headquarters at 9:00 a.m. on Thursday, April 17, 2003. Several members of InterCept’s management team will make presentations and be available to answer questions. Further details regarding the agenda for the conference and webcast information will be released at a later date.

InterCept will also be hosting clients and potential clients at its first annual Envision Forum to be held April 27-30 at the Ritz-Carlton in Laguna Niguel, California. The conference will showcase the latest technologies for financial institutions and will include presentations on pertinent issues in the financial services industry. Presentations will be made by InterCept and other sponsors of the conference, including MasterCard, Certegy, Inc., PULSE, The Bankers Bank, EFT Source, Inc., Independent Bankers Bank, Guarded Networks, Inc., and Nelson Mullins Riley & Scarborough, LLP. For more information, please visit InterCept’s website or call 770-734-2650.

About InterCept

InterCept, Inc. is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of financial institutions and other businesses. InterCept’s products and services include core data processing, check processing and imaging, electronic funds transfer, debit and credit card processing, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.

We believe that presentation of non-GAAP financial measures in this press release provides useful information to investors regarding InterCept’s financial condition and results of operations because it permits investors to better understand our core business without the effects of (a) unusual items and (b) a cash payment that is covered by escrow proceeds we received in February and by merchant processing reserves established for that purpose. In addition, our presentation of this non-GAAP information is consistent with the format of our March 5, 2003 press release that announced our 2002 financial results.

This release contains forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates, and projections about InterCept and our industry. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of InterCept’s control, that may cause actual results to differ materially from those expressed or implied by forward-looking statements. These risks and uncertainties include whether we can: continue to sustain our current internal growth rate or our total growth rate; successfully close and integrate acquisitions of assets, and businesses and other operations; continue to provide enhanced and new products and services that appeal to our financial institution and merchant customers; access the debt and equity capital we need to sustain our growth; and achieve our sales objectives. Other risks include the possibility that credit card companies may again fine us for excessive credit card charge-backs or other issues arising out of our merchant services operations; the possibility that the termination of customers or other changes in our merchant services business could adversely affect its value and result in the impairment of that asset or other intangible assets which would require us to record an additional impairment charge in our statement of operations; and the stock price volatility associated with “small-cap” companies. These and various other factors are discussed in detail in the section in our Annual Report on Form 10-K entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations – Disclosure Regarding Forward-Looking Statements.

InterCept, Inc.

Condensed Consolidated Statement of Operations

Three Months Ended December 31, 2002

(unaudited and in thousands except per share data)

				Non-GAAP Financial Measure
	GAAP	Netzee	Unusual Items(1)
Revenues:
Financial institution services	$41,258	$—	$—	$41,258
Merchant services	19,417	—	—	19,417
Customer reimbursements	4,453	—	—	4,453

Total Revenues	65,128	—	—	65,128

Cost of Services:
Costs of financial institution services	20,438	—		20,438
Costs of merchant services	9,456	—	1,616	7,840
Customer reimbursements	4,453	—	—	4,453
Selling, general & administrative	23,234	—		23,234
Depreciation & amortization	4,685	—	—	4,685
Non-recurring impairment charge	20,005	—	20,005	—

Total Operating Expenses	82,271	—	21,621	60,650

Operating (loss) income	(17,143)	—	(21,621)	4,478
Other Income, net
Interest income, net	100		—	100

Total Other Income, net	100	—	—	100

(Loss) Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	(17,043)	—	(21,621)	4,578
(Benefit) Provision for Income Taxes	(9,366)	(2,722)	(8,384)	1,740
Equity in Loss of Affiliates	(5,484)	(5,471)	—	(13)
Minority interest	(5)	—	—	(5)

Net (Loss) Income Attributable To Common Shareholders	$(13,166)	$(2,749)	$(13,237)	$2,820

Net (Loss) Income Per Common Share	$(0.67)			$0.14

Weighted Average Shares Outstanding	19,531			20,339

(1)	Includes a pre-tax one-time recovery of $288,000 related to WorldCom, an impairment charge of $20.0 million related to Merchant Services and $1.9 million related to a MasterCard assessment.

InterCept, Inc.

Condensed Consolidated Statement of Operations

Year Ended December 31, 2002

(unaudited and in thousands except per share data)

			Unusual Items (1)	Non-GAAP Financial Measure
	GAAP	Netzee
Revenues:
Financial institution services	$157,976	$—	$—	$157,976
Merchant services	54,700	—		54,700
Customer reimbursements	14,026			14,026

Total Revenues	226,702	—	—	226,702

Cost of Services:
Costs of financial institution services	73,678	—	70	73,608
Costs of merchant services	25,701	—	4,017	21,684
Customer reimbursements	14,026	—	—	14,026
Selling, general & administrative	74,768	—	402	74,366
Depreciation & amortization	15,617	—	—	15,617
Non-recurring impairment charge	20,005	—	20,005	—

Total Operating Expenses	223,795	—	24,494	199,301

Operating Income	2,907	—	(24,494)	27,401

Other Income, net
Interest income, net	1,835	—	—	1,835
Gain in Netzee ownership	25	25	—	—

Total Other Income, net	1,860	25	—	1,835

Income Before Income Taxes, Equity in Loss of Affiliates, and Minority Interest	4,767	25	(24,494)	29,236
(Benefit) Provision for Income Taxes	(1,294)	(2,712)	(9,447)	10,865
Equity in Loss of Affiliates	(8,346)	(8,309)	—	(37)
Minority interest	(31)	—	—	(31)

Net (Loss) Income Attributable To Common Shareholders	$(2,316)	$(5,572)	$(15,047)	$18,303

Net (Loss) Income Per Common Share	$(0.12)			$0.93

Weighted Average Shares Outstanding	18,789			19,725

(1)	Includes a pre-tax one-time charge related to WorldCom of $2.2 million, a pre-tax one-time restructuring charge of $0.4 million related to two of the company’s processing centers, an impairment charge of $20.0 million related to Merchant Services and $1.9 million related to a MasterCard assessment.